Exhibit 35.1

Servicer Compliance Statement of Nissan Motor Acceptance Corporation

NISSAN MOTOR ACCEPTANCE CORPORATION

OFFICER'S CERTIFICATE

The undersigned, Steven R. Lambert, President and Chief Executive Officer of NISSAN MOTOR ACCEPTANCE CORPORATION, a California corporation (the “Company”), does hereby certify, in his capacity as such corporate officer, as follows:

(1)           The undersigned has caused a review of the activities of the Company, in its capacity as Servicer, during the period December 11, 2008 through March 31, 2009 (the “Reporting Period”), and of its performance pursuant to that certain Sale and Servicing Agreement, dated as of December 11, 2008 (the “Agreement”), by and among the Company, Nissan Auto Receivables Corporation II, as Seller, and Nissan Auto Receivables 2008-C Owner Trust, as Issuer, to be conducted under his supervision; and

(2)           To the best of the undersigned’s knowledge, based upon such review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

This Officer’s Certificate is being furnished pursuant to Item 1123 of the Securities and Exchange Commission’s Regulation AB for publicly-issued asset-backed securities.  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

IN WITNESS WHEREOF, I have set my hand effective as of the 29th day of June, 2009.

                        /s/ Steven R. Lambert
                        Steven R. Lambert
                        President and Chief Executive Officer